Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contacts:
October 6, 2005	Peter Thonis, Verizon Communications
212-395-0500
peter.thonis@verizon.com

Brad Burns, MCI
800-644-NEWS
bradford.burns@mci.com

Verizon-MCI Merger Receives Overwhelming

Majority of Shareholder Vote

Today’s Decision Adds Momentum for Closure of Transaction

NEW YORK and ASHBURN, Va. – MCI, Inc. (NASDAQ:MCIP) and Verizon Communications Inc. (NYSE:VZ) announced that MCI shareholders who voted today approved the combination of the two companies by an overwhelming margin.

This action represents significant progress in completing the merger. The companies are in the process of obtaining the remaining federal, state and international approvals. Today’s vote adds to the momentum for final closure of the transaction in late 2005 or early 2006.

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“Today’s vote brings us an important step closer to completing the MCI transaction,” said Verizon Chairman and CEO Ivan Seidenberg. “We look forward to creating a company that is better able to compete in today’s large-business and government marketplace, invest in critical infrastructure and offer the nation’s most advanced broadband platform with next-generation multimedia services.”

“This vote of support by our shareholders represents a key milestone in the merger approval process,” said Michael D. Capellas, MCI president and chief executive officer. “The combined company will have the strength and assets necessary to be a competitive force in today’s transforming communications marketplace.”

The combination, part of the continuing evolution of the industry driven by customers and technology, will capitalize on the complementary strengths of each company and create one of the world’s leading providers of communications services.

The merger will enable Verizon to better compete for and serve large-business and government customers with a full range of services, including wireless and sophisticated Internet Protocol-based services.

It will benefit consumers and businesses by creating a supplier with the financial strength to maintain and improve MCI’s extensive Internet backbone network.

With more than $71 billion in annual revenues, Verizon Communications Inc. (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon has a diverse work force of more than 214,000 in four business units: Domestic Telecom provides customers based in 28 states with wireline and other telecommunications services, including broadband. Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 47.4 million voice and data customers across the United States. Information Services operates directory publishing businesses and provides electronic commerce services. International includes wireline and wireless operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With one of

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the most expansive global IP backbones and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to www.mci.com.

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NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction. Additional factors that may affect the future results of Verizon and MCI are set forth in their respective filings with the Securities and Exchange Commission, which are available at investor.verizon.com/SEC/ and www.mci.com/about/investor_relations/sec/.